Exhibit 99.1

XO Group Reports Third Quarter 2011 Financial Results

—Local Online Advertising Accelerates, Up 24% Year over Year—

Conference Call Today at 4:30 p.m. ET, Dial-In (866) 430-3457 (ID# 21439890)

NEW YORK--(BUSINESS WIRE)--November 3, 2011--XO Group Inc. (NYSE: XOXO, www.xogroupinc.com), formerly The Knot, Inc., the premier media and technology company devoted to weddings, pregnancy, and everything in between, today reported financial results for the three and nine months ended September 30, 2011.

Third Quarter Summary Results

Total revenue for the quarter was $31.0 million, up 14% compared to the third quarter of 2010. The results were again led by local advertising as local online advertising grew 24% and local magazines drove growth in publishing and other of 28%. National online advertising increased 3% compared to the third quarter last year. Merchandise revenues showed marked improvement in the third quarter, up 8% after declines in the first half of this year compared to the prior year. Registry services revenues were down slightly in the third quarter compared to the same period last year.

For the quarter ended September 30, 2011, the Company’s operating profit was $1.9 million compared with an operating profit of $1.8 million in the third quarter of 2010. This $0.1 million increase in operating profit was due to revenue growth which was mostly offset by an increase in costs including compensation expense partially due to higher sales performance, investments in Ijie.com in China, rent, and intangible asset impairment charges. Net income for the quarter was $1.3 million and $0.04 per diluted share, compared to net income of $1.1 million and $0.03 per diluted share last year in the third quarter.

The Company’s balance sheet at September 30, 2011 reflects cash and cash equivalents of $84.0 million, down $10.7 million from $94.7 million at June 30, 2011, primarily due to the repurchase of an additional 1.6 million shares of common stock during the third quarter.

“Momentum in our local business continues to drive strong, profitable top line growth. The Knot continues to be the number one destination for US brides and our local advertisers are recognizing this valuable audience, spending more and staying longer with our directory and magazine advertising opportunities. Our baby site, The Bump, has seen strong increases in unique visitors and community activity over the last quarter. With ongoing strength in our publishing business and a recovery in our e-commerce business, the third quarter marked another period of execution across our businesses,” said David Liu, Chief Executive Officer.

Recent Developments

  In early October, the Company released The Knot Ultimate Wedding Planner app for iPhone and iPad, with the launch sponsored by The Registry at Bloomingdale’s. Couples can now use these mobile devices to create and update their wedding to-do lists, track wedding budget expenses, browse thousands of wedding dresses and bookmark inspirational photos of cakes, wedding décor and more.
  Local advertising growth continued in the third quarter with ongoing strength across geographies and products with local online and magazine revenues both up in the low double digits. The Knot had approximately 20,500 vendors at the close of the third quarter and the churn rate was reduced to 29.2% at the end of September, down another 50 basis points from 29.8% at June 30, 2011. The average annual revenue per vendor was just over $2,200, in line with the second quarter and up 5% year over year. (See Supplemental Tables, below)
  In September, the Company announced an advertising partnership with Kleinfeld Bridal. Through this partnership, the Knot Wedding Network will have exclusive rights to place local advertising listings on KleinfeldBridal.com, increasing the reach for current local advertisers as well as providing additional opportunities for premium ad placements via “featured partner” status and targeted email opportunities with KleinfeldBridal.com.
  National online advertising growth included strength in our core brands, The Knot and The Bump, offset in part by softer non-bridal advertising and a few postponed campaigns.
  The registry services business was down slightly year over year. The Company continues to work on adding new partners and affiliate deals.
  Merchandise revenue growth returned in the third quarter as sales on core sites benefitted from stronger average order values. The Company’s wedding and baby supplies businesses began to recover from changes in the search engine optimization (SEO) environment which negatively affected traffic to certain of our e-commerce sites earlier in the year.
  Following the August completion of the Company’s prior $50 million authorization to repurchase shares of common stock, the Board of Directors authorized the repurchase of an additional $20 million of common stock. In the third quarter, XO Group repurchased 1,558,191 shares of its stock in the open market for an aggregate purchase price of $13.8 million.

Third Quarter and Year-to-Date 2011 Financial Highlights

“We continue to be encouraged by the sustained acceleration in our local business and strong advertiser demand across our core wedding and baby brands. The strength in these high-margin businesses and continued accretive share repurchases continue to improve XO Group’s positioning for strong and profitable long term growth,” said Chief Financial Officer John Mueller.

  For the third quarter ended September 30, 2011, XO Group reported revenue of $31.0 million, up 13.8% compared to revenue in the third quarter of 2010. Net income for the third quarter was $1.3 million, or $0.04 per diluted share, as compared with net income of $1.1 million, or $0.03 per diluted share, for the third quarter ended September 30, 2010.
  For the nine months ended September 30, 2011, XO Group reported revenue of $93.3 million and net income of $3.5 million or $0.11 per diluted share. This compares to revenue of $85.4 million and net income of $2.1 million or $0.06 per diluted share in the first nine months of 2010. Revenue growth was 9.3% and net income was up 62.2% in the first nine months of this year compared to the first nine months of 2010.
  National online revenue was $5.9 million for the three months ended September 30, 2011, growing 2.5% over the $5.8 million in revenue recorded for the corresponding period in 2010. National online revenue was $19.6 million for the nine months ended September 30, 2011, up 12.1% compared to $17.5 million for the corresponding period in 2010.
  Local online revenue was $11.1 million for the quarter ended September 30, 2011, growing 24.1% over the $8.9 million in revenue recorded for the third quarter of 2010. Local online revenue was $31.9 million for the nine months ended September 30, 2010, up 19.3% compared to $26.7 million for the corresponding period in 2010.
  Merchandise revenue from the sale of wedding and baby supplies was $7.6 million and $21.4 million for the three and nine months ended September 30, 2011, respectively, as compared to $7.1 million and $22.4 million for the corresponding periods in 2010. Revenue increased 8.0% in the third quarter 2011, although declined 4.4% for the first nine months of the year, in each case compared to the corresponding periods in 2010.
  Registry commissions revenue was $2.2 million in the third quarter of 2011, flat compared to the same period in 2010. Year-to-date registry revenues were $5.4 million, compared with $5.9 million in 2010. The first four months of 2010 included business with Macy’s under the old “hosted” agreement prior to the transition to the new affiliate type commission agreement.
  Gross profit for the third quarter of 2011 was $24.7 million, up 13.0% year over year, as margins approximated 79.5% for the three months ended September 30, 2011, compared with 80.1% for the corresponding period in 2010. In the nine months ended September 30, 2011, gross profit margins approximated 79.2%, compared to 78.4% in the corresponding period in 2010.
  Operating expense was $22.8 million and $68.1 million for the three and nine months ended September 30, 2011, respectively, compared with $20.0 million and $63.0 million for the corresponding periods in 2010. The increase in operating expense was due to increased compensation expense partially due to higher sales performance, investments in Ijie.com in China, rent, and intangible asset impairment charges. Third quarter and nine months results also included additional expenses associated with the Company’s e-commerce technology upgrade.

  In the third quarter, the Company recorded an impairment charge of $0.7 million related to the acquisitions of WedSnap (acquired January 2009) and an e-commerce company (acquired May 2009). WedSnap operations were discontinued in the third quarter. Impairment charges for the e-commerce company resulted from changes in the SEO environment which have unfavorably impacted this business.
  Stock-based compensation expense was $1.3 million and $4.1 million for the three and nine months ended September 30, 2011, respectively, as compared to $1.0 million and $3.1 million for the corresponding periods in 2010.
  Net cash provided by operating activities was $12.2 million for the nine months ended September 30, 2011, while capital expenditures amounted to $3.4 million for the same period.

Supplemental Data Tables

Gross Profit/Margin by Business

Three months ended September 30,	2011	2011	2010	2010
($000s)	Gross Profit	Gross Margin	Gross Profit	Gross Margin
Online sponsorship & advertising	$16,477	96.9%	$14,331	97.5%
Registry services	2,166	100.0%	2,195	100.0%
Merchandise	3,100	40.5%	3,346	47.2%
Publishing & other	2,935	69.3%	1,969	59.6%
Total gross profit	$24,678	79.5%	$21,841	80.1%
Stock Based Compensation

	Three Months ended Sept. 30		Nine Months ended Sept. 30
($000s)	2011	2010	2011	2010
Product & content development	$477	$330	$1,423	$1,053
Sales & marketing	375	297	1,368	886
General & administrative	423	325	1,284	1,119
Total stock-based compensation	$1,275	$952	$4,075	$3,058
Local Online Advertising Metrics

	3Q2010	4Q2010	1Q2011	2Q2011	3Q2011
Profile Count	21,300	21,700	25,100	26,200	26,900
Vendor Count	17,300	17,700	19,100	20,000	20,500
Churn Rate	35.6%	34.2%	31.5%	29.8%	29.2%
Avg. Revenue/Vendor	$2,100	$2,100	$2,200	$2,200	$2,200
Stock Purchase Program Summary Year to Date

($000s) Three Months Ended	Total Cost	Common Stock Repurchased (000s shares)	Percentage of Outstanding Common Stock At 12/31/2010
March 31, 2011	$37,670	3,672	10.7%
June 30, 2011	8,744	886	2.6%
September 30, 2011	13,796	1,558	4.5%
Nine months ended 9/30/11	60,210	6,116	17.8%
Remaining authorization	$9,790

Conference Call and Replay Information

XO Group Inc., formerly The Knot, Inc., will host a conference call with investors at 4:30 p.m. ET on November 3, 2011, to discuss its third quarter 2011 financial results. Participants should dial (866) 430-3457 and use Conference ID# 21439890 at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the Internet on the Investor Relations section of the Company’s website, accessible at http://ir.xogroupinc.com. To access the webcast, participants should visit XO Group’s website at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

A replay of the webcast will also be archived on the Company’s website approximately two hours after the conference call ends. A replay of the call will be available at (855) 859-2056 or (404) 537-3406, conference ID #21439890.

About XO Group Inc.

XO Group Inc. (NYSE: XOXO; http://www.xogroupinc.com), formerly The Knot, Inc., is the premier media and technology company devoted to weddings, pregnancy and everything in between, providing young women with the trusted information, products and advice they need to guide them through the most transformative events of their lives. Our family of premium brands began with the #1 wedding brand, The Knot, and has grown to include WeddingChannel.com, The Nest, The Bump and Ijie.com. XO Group is recognized by the industry for being innovative in all media - from the web to social media and mobile, magazines and books, and video - and our groundbreaking social platforms have ignited passionate communities across the world. XO Group has leveraged its customer loyalty into successful businesses in online sponsorship and advertising, registry services, ecommerce and publishing. The company is publicly listed on the New York Stock Exchange (XOXO) and is headquartered in New York City.

This release may contain projections or other forward-looking statements regarding future events or our future financial performance. These statements are only predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we will not necessarily inform you if they do. Our policy is to provide expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) our online wedding-related and other websites may fail to generate sufficient revenue to survive over the long term, (ii) our history of losses, (iii) inability to adjust spending quickly enough to offset any unexpected revenue shortfall, (iv) delays or cancellations in spending by our advertisers and sponsors, (v) the significant fluctuation to which our quarterly revenue and operating results are subject, (vi) the seasonality of the wedding industry, (vii) our expectation of a decline in WeddingChannel.com membership and traffic to the WeddingChannel.com online shop as a result of the termination of the old Macy’s registry services agreement, (viii) the dependence of the WeddingChannel.com registry services business on third parties, and (ix) other factors detailed in documents we file from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

XO GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for share and per share amounts)

	Three Months Ended September 30,
	2011 (Unaudited)	2010 (Unaudited)
Net revenue:
Online sponsorship and advertising	$17,003	$14,701
Registry services	2,166	2,196
Merchandise	7,647	7,083
Publishing and other	4,233	3,302
Total net revenue	31,049	27,282

Cost of revenue:
Online sponsorship and advertising	526	370
Merchandise	4,547	3,737
Publishing and other	1,298	1,334
Total cost of revenue	6,371	5,441

Gross profit	24,678	21,841

Operating expenses:
Product and content development	5,827	5,526
Sales and marketing	9,468	8,483
General and administrative	5,898	4,792
Long-lived asset impairment charges	716	-
Depreciation and amortization	892	1,207
Total operating expenses	22,801	20,008

Income from operations	1,877	1,833
Loss in equity interest	(29)	(63)
Interest and other income, net	423	21
Income before income taxes	2,271	1,791
Provision for income taxes	1,010	692
Net income	1,261	1,099
Plus: net loss attributable to non controlling interest	22	-
Net income attributable to the controlling interest	$1,283	$1,099

Net income per share attributable to XO Group common shareholders:
Basic	$0.05	$0.03
Diluted	$0.04	$0.03

Weighted average number of shares used in calculating net earnings per share
Basic	28,259	32,934
Diluted	28,822	33,642

XO GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for share and per share amounts)

	Nine Months Ended September 30,
	2011	2010
Net revenue:
Online sponsorship and advertising	$51,425	$44,146
Registry services	5,395	5,851
Merchandise	21,450	22,443
Publishing and other	15,042	12,914
Total net revenue	93,312	85,354

Cost of revenue:
Online sponsorship and advertising	1,651	1,284
Merchandise	12,817	12,239
Publishing and other	4,923	4,881
Total cost of revenue	19,391	18,404

Gross profit	73,921	66,950

Operating expenses:
Product and content development	18,662	16,778
Sales and marketing	29,631	26,325
General and administrative	15,713	15,976
Long-lived asset impairment charges	716	-
Depreciation and amortization	3,417	3,947
Total operating expenses	68,139	63,026

Income from operations	5,782	3,924
Loss in equity interest	(269)	(275)
Interest and other income, net	516	106
Income before income taxes	6,029	3,755
Provision for income taxes	2,557	1,615
Net income	3,472	2,140
Plus: net loss attributable to non controlling interest	22	-
Net income attributable to the controlling interest	$3,494	$2,140

Net income per share attributable to XO Group common shareholders:
Basic	$0.12	$0.07
Diluted	$0.11	$0.06

Weighted average number of shares used in calculating net earnings per share
Basic	29,856	32,637
Diluted	30,522	33,589

XO GROUP INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	September 30,	December 31,
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$83,986	$139,586
Accounts receivable, net	14,448	11,219
Inventories	4,368	3,735
Deferred production and marketing costs	965	1,059
Deferred tax assets, current portion	2,661	2,660
Other current assets	4,220	5,268
Total current assets	110,648	163,527

Long-term restricted cash	2,598	-
Property and equipment, net	6,544	5,642
Intangible assets, net	6,957	8,609
Goodwill	39,089	37,750
Deferred tax assets	18,771	18,775
Other assets	478	936
Total assets	$185,085	$235,239

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$8,918	$10,389
Deferred revenue	13,682	11,291
Total current liabilities	22,600	21,680
Deferred tax liabilities	3,085	3,088
Other liabilities	2,319	95
Total liabilities	28,004	24,863

Common stock	290	343
Additional paid-in-capital	179,068	214,050
Accumulated deficit	(22,842)	(4,017)
Total stockholders’ equity	156,516	210,376
Noncontrolling interest in subsidiary	565	-
Total equity	157,081	210,376
Total liabilities and equity	$185,085	$235,239

CONTACT:
XO Group Inc.
Malindi Davies
Investor Relations Manager
212-219-8555 x 1322
IR@xogrp.com